FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES RESIGNATION OF SENIOR VICE PRESIDENT

Deer Park, New York - February 7, 2008 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced the resignation of Kathryn Kehoe as the Company’s Senior Vice President effective February 15, 2008. Ms. Kehoe is leaving Langer to return to the management consulting business. Prior to joining the Company full-time in January 2005, Ms. Kehoe owned a consulting business which she operated for six years. Her duties at the Company will be assumed by members of the Langer management team who are currently in place.

Gray Hudkins, Langer’s President and CEO, commented, “On behalf of the Company, I would like to thank Kathy for the numerous contributions she has made to the organization during her tenure here, both as a member of our management group for the last two years and in her work as a consultant to the Company for the two years prior to joining us full time. We will miss her but wish her well in her future professional endeavors. We have an experienced and talented management team in place and we expect a smooth transition of Kathy’s duties at the Company.”

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical, Inc., is a provider of quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, and sales and marketing offices in Toronto, Canada; King of Prussia, PA; and New York, NY. You can learn more about us by visiting our website at http://www.langerinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langerinc.com. or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
(212) 687-3260
ghudkins@langerinc.com